Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Central Federal Corporation on Form S-8 (File Nos. 333-84817, 333-114025,  333-163102,  333-207354 and 333-234817) and Form S-3 (File Nos. 333-216922, 333-221607, 333-110218, 333-124323 and 333-156564) of our report dated March 16,  2020 on our audits of the consolidated financial statements of Central Federal Corporation as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

March 16, 2020